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EXHIBIT 11.1

                                   EASCO, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
                (NUMBERS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED
                                                   ----------------------
                                                   MARCH 31,      MARCH 31,
                                                     1998          1997
                                                   --------      --------
                                                        (UNAUDITED)
Weighted average shares of Common Stock
     issued                                          12,472        12,415

Less:  Treasury Stock outstanding                     2,005         2,005
                                                   --------      --------
Weighted average shares of Common Stock
     issued and outstanding                          10,467        10,410

Add:  Weighted average shares of Common
            Stock equivalents (stock options)           329           170
                                                   --------      --------
Weighted average shares of Common
    Stock and Common Stock equivalents
    outstanding                                      10,796        10,580
                                                   ========      ========
Net income                                         $  3,408      $     (3)
                                                   ========      ========
Basic earnings (loss) per share                    $   0.33      $   0.00
                                                   ========      ========
Diluted earnings (loss) per share                  $   0.32      $   0.00
                                                   ========      ========







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